UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2022

____________________

REKOR SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38338	81-5266334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6721 Columbia Gateway Drive, Suite 400, Columbia, MD 21046
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (410) 762-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	REKR	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2022, Rekor Systems, Inc. (the “Company”) publicly announced the appointment of David Desharnais, 50, as the Company’s President. On December 10, 2021, Mr. Desharnais entered into an employment agreement with the Company (the “Desharnais Employment Agreement”).

Mr. Desharnais brings over two decades of experience leading growth strategies for technology driven businesses from start-ups to multinational corporations and across multiple industries. He will report to the Company’s Chief Executive Officer, Robert A. Berman, and lead the Company’s global engineering, product management, marketing, and strategic partnership efforts. Mr. Desharnais most recently served as Executive Vice President, Chief Digital Product Officer and as a member of the board of directors for IDEMIA, where he was responsible for global strategy and teams across product management, engineering and application development, customer delivery and integration, cybersecurity, data and analytics, strategic alliances and digital labs. Prior to IDEMIA, Mr. Desharnais was an executive at Amazon, where he served as the General Manager of Worldwide Industries for Amazon Web Services (AWS). Prior to Amazon, Mr. Desharnais was an executive at American Express, where he served as Senior Vice President and General Manager for Digital and Commercial Platforms and Global Commercial Payments. Mr. Desharnais graduated summa cum laude with a Bachelor of Science in electrical engineering technology from University of Calgary, and received a Master of Business Administration in strategy, finance, and marketing from the University of Washington, Michael G. Foster School of Business.

The Desharnais Employment Agreement provides for an initial three-year term beginning in January 2022, subject to automatic extension. Mr. Desharnais will be eligible to receive annual performance bonuses as determined by the Company’s Chief Executive Officer and Board of Directors based on performance metrics mutually determined by the Company and the Mr. Desharnais, subject to the following terms: (i) for calendar year 2022, an amount up to $700,000, of which $200,000 is guaranteed, and (ii) for calendar year 2023 and thereafter, the Company and Mr. Desharnais will mutually agree, on or before January 30th of the particular bonus measurement year, to metrics and goals that will apply to that bonus measurement year, and Mr. Desharnais will be eligible for performance bonuses of up to $700,000.00 per year. In addition to performance bonuses, Mr. Desharnais will be paid a one-time signing bonus of $139,468. Mr. Desharnais is eligible to receive two times his base salary then in effect if his employment with the Company is terminated within 120 days of a change of control (as such term is defined in the Desharnais Employment Agreement). Mr. Desharnais is eligible for benefits available to management employees generally, as outlined in the Company’s annual proxy statement filed with the Securities Exchange Commission (“SEC”) on August 3, 2021. In connection with his employment, on January 17, 2022, Mr. Desharnais will be granted 375,000 restricted stock units pursuant to the Company’s 2017 Equity Award Plan, which will vest in three equal annual installments on the first (January 17, 2023), second (January 17, 2024), and third (January 17, 2025) anniversaries of the grant date.

There is no arrangement or understanding between Mr. Desharnais and any other person pursuant to which Mr. Desharnais is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Desharnais and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Desharnais is also not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Desharnais Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Desharnais Employment Agreement attached as Exhibit 10.1 hereto and incorporated by reference herein. The Company also issued a press release regarding the appointment of Mr. Desharnais, which is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description
10.1	Employment Agreement with David Desharnais dated December 10, 2021
99.1	Press Release issued on January 3, 2022

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REKOR SYSTEMS, INC.

Date: January 3, 2022		/s/ Robert A. Berman
	Name:	Robert A. Berman
	Title:	President and Chief Executive Officer

3